Exhibit 10.62

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into as of July 1, 2011 (the “Effective Date”) by and between Nephros, Inc., a Delaware corporation with its principal office at 41 Grand Ave, River Edge, NJ 07661, represented by its acting CEO Paul Mieyal (“Nephros”), and Bellco S.r.l., with registered office in Mirandola (MO), via Camurana 1, registered with the Companies' Register of Modena under number 06157780963, represented by its CEO Ing. Stefano Rimondi (“Bellco”), and sometimes herein referred to individually as a “Party” and collectively, as the “Parties”.

RECITALS

1.            Nephros possesses patented mid-dilution technology for hemodialysis. Nephros has obtained a CE Mark for its proprietary Mid Dilution hemodialyzers (the “Product”) and currently manufactures, markets and sells the Product in Europe under its own name, label and CE mark through one or more manufacturing and/or distribution relationships; and

2.            Bellco manufactures, markets and sells medical devices and equipment for extracorporeal treatments, is presently the exclusive distributor of the Product in certain European countries and wishes to manufacture, market, and sell the Product under its own name, label and CE mark and Nephros wishes to grant such rights to Bellco, pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties and covenants contained herein, the Parties agree as follows:

1.           Definitions

1.1           “Affiliate” of a Party hereto means any entity which controls, is controlled by or is under common control with, such Party. For purposes of this definition, a Party shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity (or other comparable ownership interest for an entity other than a corporation) or if it has management control of the other entity. Any reference in this Agreement to a Party shall include the Affiliates of that Party (unless the context requires otherwise).

1.2           “Agents” shall mean any officer, director, employee, agent, subcontractor, or other authorized representative of a Party or Person.

1.3           “Applicable Law” shall mean: (a) all laws, statutes, constitutions, treaties, rules, regulations, ordinances, codes, guidance, and common law; and (b) all judicial, executive, legislative, administrative or military orders, directives, decrees, injunctions, judgments, Permits, agreements, and other legal requirements, in each case, of, with, or adopted or imposed by any Governmental Authority, now or hereafter in effect and, in each case, as amended from time to time, including, without limitation, any of the foregoing that relate to or govern (i) the manufacture, quality, marketing, sale, promotion, storage handling, distribution or disposal of the Product and (ii) health, safety, industrial hygiene, or sanitation.

1.4           “Authorized Territory” means the territories set forth on Exhibit 1.

1.5           “Averaged 6 Month Rate” shall have the meaning ascribed to such term in Section 4.4.

1.6           “Change of Control” shall mean, with respect to a Party, any event in which: (a) any Person or group (as such term is defined in the Securities Exchange Act of 1934, as amended) acquires beneficial ownership of securities of such Party representing more than fifty percent (50%) of the voting power of the then outstanding securities of such Party with respect to the election of directors of such Party; (b) a Party enters into a merger, consolidation, or similar transaction with any Person in which such Party is not the surviving entity in such transaction; or (c) a Party enters into a transaction to sell to any Person, in one or more related transactions, assets (i) representing all or substantially all of such Party’s assets, (ii) representing all or substantially all of such Party’s dialysis assets, or (ii) solely with respect to Nephros, all or substantially all of its assets relating to the Product; provided, however, that with respect to Nephros, no transaction with Lambda Investors LLC or any Affiliate thereof shall constitute a Change of Control.

1.7           “Claim” shall mean any claim, suit, action, cause of action, proceeding, investigation, dispute, demand, order, directive, obligation, loss, injury, liability, damage, deficiency, assessment, fine, penalty, forfeiture, judgment, lien, diminution of value, notice of violation or non-compliance, cost, and expense, including, without limitation, attorneys’ fees and expenses incurred to enforce this Agreement, cost of defense, and cost of settlement.

1.8           “Confidential Information” shall have the meaning ascribed to such term in Section 8.1.

1.9           “Direct Claim” shall have the meaning ascribed to such term in Section 9.5.

1.10         “Disclosing Party” shall have the meaning ascribed to such term in Section 8.1.

1.11         “Governmental Authority” shall mean any national, state, commonwealth, provincial, local or foreign governmental authority, entity, body, branch, agency, department, bureau, board, commission, officer, official, court, adjudicator, tribunal, or other entity, including any Agent, division or subdivision thereof in the Authorized Territory exercising executive, legislative, judicial, regulatory or administrative authority over the manufacture, quality, marketing, sale, promotion, storage, handling, testing, labeling, packaging, distribution, supply or disposal of medical device products, including, without limitation, any and all state, commonwealth, provincial, local and foreign equivalents.

1.12         “Improvements” shall mean, whether or not protected or protectable, and whether or not Confidential Information, all enhancements, technical modifications, inventions, improvements, technology, data, works, designs, discoveries, tool drawings, manufacturing processes and revisions to Product specifications that are conceived, reduced to practice, created, written, designed, developed, authored, or made by Bellco, its Affiliates or Agents, or any Person on behalf of Bellco, alone or in combination with others, in, as a result of or during the course of this Agreement relating to the Product, or derived from Bellco’s practice of the Licensed Patents or receipt of Nephros’ Confidential Information.

1.13         “Indemnitee” shall have the meaning ascribed to such term in Section 9.3.1.

1.14         “Indemnitor” shall have the meaning ascribed to such term in Section 9.3.1.

1.15         “Installment Payments” shall have the meaning ascribed to such term in Section 4.1.

1.16         “Licensed Patents” means the issued patents more particularly described on Exhibit 2.

1.17         “Permit” shall mean any application  permit, authorization, license, approval, registration, franchise, certificate, permission, exemption, consent, variance, or equivalent decision or document of, from, or required or issued by any Governmental Authority or under any Applicable Law, as amended or supplemented from time to time.

1.18         “Person” shall mean and include, without limitation: (a) any corporation, partnership, limited liability company, joint venture, joint stock company, association, trust, business trust, estate, unincorporated organization, or other business entity recognized under Applicable Law, other than the Nephros or Bellco; (b) any Governmental Authority; or (c) any individual.

1.19         “Product” has the meaning ascribed to such term in the Recitals.

1.20         “Quarterly Reports” shall have the meaning ascribed to such term in Section 4.2.

1.21         “Receiving Party” shall have the meaning ascribed to such term in Section 8.1.

1.22         “Royalty Term” shall have the meaning ascribed to such term in Section 4.2.

1.23         “Term” shall have the meaning ascribed to such term in Section 11.1.

1.24         “Third Party” means any Person other than Nephros and Bellco and their respective Affiliates.

1.25         “Third Party Claim” shall have the meaning ascribed to such term in Section 9.3.1.

1.26         “Unit” means a single finished instance of the Product.

2.           License.

2.1.          License.  Subject to the terms and conditions of this Agreement, Nephros hereby grants to Bellco and Bellco accepts an exclusive (except as indicated on Exhibit 1), royalty-bearing, non-transferable, non-sublicensable license under the Licensed Patents to manufacture or cause to be manufactured, promote, market and sell the Product under its own name, label and CE mark in the Authorized Territory during the Term under the terms and conditions set forth in this Agreement.

2.2.          Reservation of Rights.  Nephros retains all rights in and to the Licensed Patents not specifically granted to Bellco in Section 2.1.

3.           Other Rights and Obligations of the Parties

3.1           Manufacture of Product.  Nephros authorizes Bellco to produce the Product at the following premises: Medica S.p.A. - Via Degli Artigiani, 7 - 41036 Medolla (MO). In the event that Medica S.p.A is no longer able to meet the contractual conditions existing with Nephros on the Effective Date, Bellco will be entitled to qualify and cause a different supplier to manufacture the Product, subject to the prior written approval of Nephros, which approval may not be unreasonably withheld.

3.2           Potential Expansion of Authorized Territory.

3.2.1        Bellco is entitled to extend the Authorized Territory to include additional European countries where Nephros does not then sell the Product upon reasonable advance written notice to Nephros.  Any such expansion shall be on a non-exclusive basis.  Bellco may request that the Authorized Territory be expanded to additional non-European countries, each such request subject to the prior written approval of Nephros.

 3.2.2         If requested in writing by Nephros, Bellco shall sell and supply the Product to Nephros distributors that will be communicated by Nephros.  In the event that a Bellco exclusive distributor is already present in the market required by Nephros, Bellco shall supply the Nephros distributor with Nephros CE labeled product unless otherwise agreed in writing by the Parties and Bellco shall maintain price and sale conditions agreed upon by Nephros and its distributors unchanged.

3.3           Diligent Efforts.  Bellco shall: (a) exercise diligent efforts to promote, market and establish and/or increase the sales of the Product in the Authorized Territory to customers in both the private and institutional sectors; (b) schedule periodic discussions, or as Nephros may request, between Nephros’ representatives and Bellco’s personnel in order to facilitate the dissemination of information about the Product and any promotional and marketing programs related to the Product; (c) inform each its customers in a timely manner of such programs; and (d) prominently display and actively promote the Products at any tradeshows and other trade meetings which Bellco attends when consistent with the clinical application of the Products.  Bellco shall further, employ and maintain at all times, at its cost and expense, professional service representatives in sufficient number for the full promotion, marketing and sale of the Product in the Authorized Territory.  Any and all such professional service representatives shall be deemed Agents of Bellco and not those of Nephros, and Bellco shall train such professional service representatives and direct their activities to ensure that all sales targets are achieved.

3.4           Minimum Sales Targets.  During the Royalty Term (defined in Section 4.2) Bellco shall comply with the following quarterly sales targets.

Year	Quarter	Minimum Units
2015	First	15,000
	Second	15,000
	Third	15,000
	Fourth	15,000
2016	First	15,000
	Second	15,000
	Third	15,000
	Fourth	15,000

The failure of Bellco to meet the stated minimum sales targets in any given quarter will, at the discretion of Nephros, result in conversion of the license granted in Section 2.1 to non-exclusive status.  Conversion of the license to non-exclusive status shall not alter the royalty rates to be paid by Bellco under Section 4.2, nor prejudice or otherwise serve to waive any other rights of Nephros under this Agreement.

3.5           Information Sharing.  Bellco shall provide Nephros with marketing materials, clinical trial data, other information relating to clinical use of the Product, quality control, approvals, recalls, adverse events and any other information developed or received by Bellco concerning the Product promptly upon such information being developed or becoming available to Bellco and in any event upon the request of Nephros. Nephros shall have a non-exclusive, royalty free, irrevocable, transferable, sublicensable right to use such information for its business purposes.

4.           Payments and Reports.

4.1           Installment Payments.  Not in limitation of the royalty set forth in Section 4.2, as consideration for the license and other rights granted to Bellco under this Agreement, €1,850,000 will be due from Bellco to Nephros in installments as follows:

Date	Payment
Effective Date	€500,000
January 15, 2012	€750,000
January 15, 2013	€600,000
Total	€1,850,000

The above referenced payments (the “Installment Payments”) represent Bellco’s sole financial obligation to Nephros for the time period covering the Effective Date through December 31, 2014.  It is intended that any additional revenue resulting from higher than projected sales volumes during this time period and any cost savings related to any expense reductions Bellco is able to achieve with respect to the supply of components for or manufacture of the Product during the above referenced period time periods shall be retained by Bellco with no additional payment due to Nephros.

4.2           Royalties.  As further consideration for the license and other rights granted to Bellco under this Agreement, for the period beginning on January 1, 2015 through and including December 31, 2016 (the “Royalty Term”), in addition to any payments set forth in this Section 4, Bellco shall pay to Nephros a royalty payment based upon the number of Units of Product sold or transferred in the Authorized Territory as follows:

Number of Units	Product Royalty
1-103,000	€4.50
Greater than 103,000	€4.00

4.3           Royalty Reports and Payments.  During the Royalty Term, Bellco shall make quarterly royalty payment reports (“Quarterly Royalty Reports”) to Nephros on or before the sixtieth (60th) day following the end of the preceding calendar quarter.  Each Quarterly Royalty Report shall cover the most recently completed calendar quarter and shall show (a) Units of Product sold or transferred and (b) the royalties, in Euros, payable with respect to such sales.  Each Quarterly Royalty Report shall be accompanied by the payment shown as due on such Quarterly Royalty Report.

4.4           Adjustment of Payments for Currency Exchange Fluctuations.  The Installment Payments and Product royalty rates set forth in Section 4.1 and Section 4.2, respectively, are based, in part, upon the closing Euro/U.S. Dollar exchange rate of [ tbd ], as published in the Financial Times on July 1, 2011.  With the exception of the initial payment on July 1, 2011, on the business day preceding each payment due date, the Parties shall calculate the average of the closing Euro/U.S. Dollar exchange rate as published in the Financial Times as of the tenth (10th) and last business day of each month for the six (6) months immediately preceding the payment due date (the “Averaged 6 Month Rate”).  As determined for each payment individually, if the Averaged 6 Month Rate and the Euro/U.S. Dollar exchange rate of July 1, 2011 differ (+/-) by 5% or more, then the amount of such payment due to Nephros shall be increased or decreased by 50% of such difference.  By way of example, if the determined difference is 4%, no adjustment shall be made; if the determined difference is 6%, the payment shall be adjusted by 3%.

4.5           Manner of Payment.  All sums due under this Agreement shall be payable in Euros by bank wire in immediately available funds to such bank account(s) as Nephros shall designate.  Bellco shall notify Nephros as to the date and amount of any such wire transfer to Nephros at least two (2) business days prior to such transfer.  All overdue amounts due to Nephros hereunder shall bear interest per month at the EURIBOR 360 Day rate + 700 basis points (calculated as a monthly equivalent rate) as published in the Financial Times as of the first business day of the month in which the overdue payment is due.

4.6           Taxes and Withholding.  All payments under this Agreement will be made without any deduction or withholding for or on account of any tax, duties, levies, or other charges unless such deduction or withholding is required by Applicable Law or regulations to be assessed against Nephros.  If Bellco is so required to deduct or withhold, Bellco will: (a) notify Nephros of such requirement in writing; (b) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Nephros; and (c) forward to Nephros an official receipt (or certified copy) or other documentation reasonably acceptable to Nephros evidencing such payment to such authorities.

4.7           Record Keeping; Audits.  Bellco shall keep books and accounts of record in connection with sales of the Product in sufficient detail to permit accurate determination of all figures necessary for verification of royalties to be paid hereunder.  Bellco shall maintain such records for a period of at least five (5) years after the end of the calendar quarter in which they were generated; provided, however, that if any records are in dispute and Bellco has received written notice from Nephros of the records which are in dispute, Bellco shall keep such records until the later of one (1) year or until such dispute is resolved.  Upon reasonable notice to Bellco, Nephros shall have the right to examine Bellco’s records to determine the correctness of the amount of royalties paid to Nephros under the terms of this Agreement.

4.8           Underpayments.  If an audit conducted by Nephros pursuant to Section 4.6 reveals that additional royalties were due to Nephros under this Agreement, Bellco shall pay to Nephros the additional royalties within thirty (30) days of the date Bellco receives written notice of such underpayment, together with interest thereon in accordance with Section 4.4 from the date such payment was originally due.

5.           Representations and Warranties.

5.1           Representations of Nephros.  Nephros hereby represents and warrants to Bellco that, as of the Effective Date, the following statements are and shall be true and correct in all material respects:

5.1.1           Organization and Good Standing.  Nephros: (a) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; (b) has the corporate power and authority to conduct the business in which it presently is engaged, to enter into this Agreement, and to perform its obligations hereunder; and (c) is qualified to do business in, and is in good standing in, each jurisdiction where the nature of its business in such jurisdiction requires it to be so qualified.

5.1.2           Authorization and Binding Effect.  All corporate action on the part of Nephros and its officers and directors necessary for the authorization, execution, and delivery of this Agreement and for the performance of all of Nephros’ obligations hereunder has been taken, and this Agreement, when executed and delivered, shall constitute a valid and legally binding obligation of Nephros enforceable against Nephros in accordance with the terms of this Agreement, except as enforceability may be limited by bankruptcy, insolvency, and other laws affecting creditors’ rights generally or by general equitable principles.

5.1.3           Execution, Delivery and Performance.  The execution, delivery, and performance by Nephros of this Agreement do not: (a) violate or breach the certificate of incorporation, articles of association, bylaws, or other constituent documents of Nephros; (b) violate or conflict with any Applicable Law; (c) violate, breach, cause a default under, or otherwise give rise to a right of termination, cancellation, or acceleration with respect to (presently, with the giving of notice or the passage of time), any agreement, contract, or instrument to which Nephros is a party or by which any of its assets are bound; or (d) result in creation or imposition of any lien, pledge, mortgage, claim, charge, or encumbrance upon any assets of Nephros.

5.1.4           Governmental and Other Consents.  No consent, authorization, license, Permit, registration or approval of, or exemption or other action by, any Person is required in connection with Nephros’ execution and delivery of this Agreement or with the performance by Nephros of its obligations hereunder that has not been obtained.

5.1.5           No Litigation.  To Nephros’ knowledge, no Third Party has filed, or threatened in writing to file any claim, lawsuit, charge, complaint or other action alleging infringement of any Licensed Patent in the Authorized Territory.

5.1.6.          Existence and validity of Licensed Patents.  The Licensed Patents are valid and effective in the Authorized Territory.

5.2                 Representations of Bellco.  Bellco hereby represents and warrants to Nephros that, as of the Effective Date, the following statements are and shall be true and correct in all material respects:

5.2.1           Organization and Good Standing.  Bellco: (a) is a corporation duly organized, validly existing, and in good standing under the laws of Italy; (b) has the corporate power and authority to conduct the business in which it presently is engaged, to enter into this Agreement, and to perform its obligations hereunder; and (c) is qualified to do business in, and is in good standing in, each jurisdiction where the nature of its business in such jurisdiction requires it to be so qualified.

5.2.2           Authorization and Binding Effect.  All corporate action on the part of Bellco and its officers and directors necessary for the authorization, execution, and delivery of this Agreement and for the performance of all of Bellco’s obligations hereunder has been taken, and this Agreement, when executed and delivered, shall constitute a valid and legally binding obligation of Bellco enforceable against Bellco in accordance with the terms of this Agreement, except as enforceability may be limited by bankruptcy, insolvency, and other laws affecting creditors’ rights generally or by general equitable principles.

5.2.3           Execution, Delivery and Performance.  The execution, delivery, and performance by Bellco of this Agreement do not: (a) violate or breach the certificate of incorporation, articles of association, bylaws, or other constituent documents of Bellco; (b) violate or conflict with any Applicable Law; (c) violate, breach, cause a default under, or otherwise give rise to a right of termination, cancellation, or acceleration with respect to (presently, with the giving of notice or the passage of time), any agreement, contract, or instrument to which Bellco is a party or by which any of its assets are bound; or (d) result in creation or imposition of any lien, pledge, mortgage, claim, charge, or encumbrance upon any assets of Bellco.

5.2.4           Governmental and Other Consents.  No consent, authorization, license, Permit, registration or approval of, or exemption or other action by, any Person is required in connection with Bellco’s execution and delivery of this Agreement or with the performance by Bellco of its obligations hereunder that has not been obtained.

5.2.5           Inconsistent Obligations.  Bellco has, as of the Effective Date, no obligation or commitment, and will not, during the Term, assume or undertake any obligation or commitment, that is inconsistent with its obligations under, or the terms and conditions of, this Agreement.

6.     Change in Control

6.1          Right of First Offer. In the event that Nephros shall pursue a Change in Control transaction, Nephros will provide Bellco with written notice and provide Bellco with the right to make a first offer to Nephros with respect to the contemplated transaction for a period of thirty (30) calendar days.  Any such notice by Nephros and any response to Bellco will be subject to a confidentiality agreement to be executed by Nephros and Bellco.  If Bellco’s offer is acceptable to Nephros, Bellco and Nephros will seek to negotiate a mutually agreeable definitive written agreement relating to the contemplated transaction acceptable to each of Bellco and Nephros in its sole and absolute discretion.  In all circumstances: (a) Bellco shall have the right in its sole and absolute discretion to make or not make an offer to Nephros and, if it makes an offer, to establish the terms and conditions or such offer; and (b) Nephros shall have the right in its sole and absolute discretion to accept or reject an offer from Bellco or to pursue a transaction with another party on such terms and conditions as it shall determine in its sole and absolute discretion.

6.2          Assumption of Obligations in Connection with a Change in Control.  The Party pursuing a Change in Control transaction shall require the acquirer to expressly assume such Party’s obligations under this Agreement in writing, except where the transfer of Change of Control is effected by operation of law.

7.     Ownership of Confidential Information, Licensed to Improvements; Maintenance of Licensed Patents; Protection of Licensed Patents.

7.1          Ownership.

7.1.1                   The Nephros’ Confidential Information and the Licensed Patents shall, at all times be and remain the property of Nephros, its Affiliates and/or licensors, which shall retain the sole and exclusive title and/or rights thereto.  Bellco shall have no right to use the Nephros’ Confidential Information or the Licensed Patents except as expressly set forth in this Agreement.

7.1.2                   Bellco hereby assigns, shall confirm such assignment and re-assign (at Nephros’ request), and shall cause its Affiliates and Agents and any Person acting on behalf of Bellco to assign, to Nephros or its designee any and all of its and their right, title, and interest to and in, howsoever arising, all Improvements, including, without limitation, all patents and applications therefore.  Bellco hereby appoints and shall cause its Affiliates and Agents and any Person acting on behalf of Bellco to appoint, any officer of Nephros as its or their duly authorized Agent to execute, file, prosecute, and protect any and all such Improvements before any Governmental Authority at Nephros’ cost and expense, but otherwise without fee, royalty, or payment by Nephros to Bellco or such Affiliates, Agents, or Persons.  Notwithstanding the foregoing, no rights are given to Nephros under this Section 7.1.2 in any inventions conceived and evidenced in any patent or patent application that Bellco may own as of the Effective Date.  Bellco shall disclose any such Improvements promptly upon their creation.

7.2          License to Improvements.  Nephros hereby grants to Bellco a non-exclusive, royalty free, non-transferable, non-sublicensable license under the Improvements during the Term solely in furtherance of the license grant set forth in Section 2.1.

7.3          Maintenance of Licensed Patents.  Nephros shall have the sole right to maintain the Licensed Patents, and pay whatever expenses are required in Nephros’ sole discretion for such maintenance. Notwithstanding the foregoing, in the event Nephros does not intend to pay the required maintenance fees for a Licensed Patent in the Authorized Territory, Bellco shall be promptly be informed and Bellco may elect at its sole discretion to pay the maintenance fees for such Licensed Patent, and be entitled to reimbursement for its expense as a credit against royalties upon an agreed upon recovery schedule.  In case of lapse of a Licensed Patent in any given Authorized Territory, Bellco will not pay the royalties relating to the impacted jurisdiction from and after the effective date of lapse through the effective date of any reinstatement.

7.4          Protection of the Licensed Patents.

7.4.1         In case of an infringement of the Licensed Patents in the Authorized Territory by a third party unaffiliated with Bellco, Nephros shall decide whether to act or not in order to protect them in its sole discretion. Nephros shall sustain the connected expenses and may cease the enforcement action in it sole discretion.. Without prejudice to Section 7.4.3, only Nephros shall receive the recovery in connection with an enforcement action under this Section 7.4.1.

7.4.2            In any case, Bellco could decide whether to support or not Nephros in the enforcement actions at its sole cost and expense.

7.4.3            In case that Nephros decides not to act in order to protect the Licensed Patents, Bellco, if deemed necessary and with prior written authorization by Nephros, could act, both by means of warning as well as the most opportune judicial actions in the face of possible infringement or unauthorized use of the Licensed Patents. In such event, Nephros’ authorization may not be unreasonably denied and Nephros shall reimburse to Bellco the reasonable expenses sustained by Bellco as a credit against royalties upon a recovery schedule to be mutually agreed upon by the parties.

8.           Confidentiality.

8.1           General.  Pursuant to the terms of this Agreement, each of Nephros and Bellco (in such capacity, the “Disclosing Party”) has disclosed and will be disclosing to the other Party, and to the officers, directors, employees, agents and/or representatives of each (in such capacity, the “Receiving Party”) certain secret, confidential or proprietary data, trade secrets, know-how, intellectual property and related information, including, without limitation, operating methods and procedures, marketing, manufacturing, distribution and sales methods and systems, sales figures, pricing policies and price lists and other business information (“Confidential Information”).  The Receiving Party shall make no use of any Confidential Information of the Disclosing Party except in the exercise of its rights and the performance of its obligations set forth in this Agreement.  The Receiving Party: (a) shall keep and hold as confidential, and shall cause its officers, directors, employees, agents and representatives to keep and hold as confidential, all Confidential Information of the Disclosing Party; and (b) shall not disclose, and shall cause its officers, directors, employees, agents and representatives not to disclose, any Confidential Information of the Disclosing Party.

8.2           Exceptions.  The above restrictions on the use and disclosure of Confidential Information shall not apply to any information which: (a) is already known to the Receiving Party at the time of disclosure by the Disclosing Party, as demonstrated by competent proof (other than as a result of prior disclosure under any agreement between the Parties with respect to confidentiality); (b) is or becomes generally available to the public other than through any act or omission of the Receiving Party in breach of this Agreement; (c) is acquired by the Receiving Party from a third party who is not directly or indirectly under an obligation of confidentiality to the Disclosing Party with respect to same; or (d) is developed independently by the Receiving Party without use, direct or indirect, of Confidential Information.  In addition, nothing in this Section 8 shall be interpreted to limit the ability of either Party to disclose its own Confidential Information to any other Person on such terms and subject to such conditions as it deems advisable or appropriate.

8.3           Permitted Disclosures.  It shall not be a breach of Section 8.1 if a Receiving Party discloses Confidential Information of a Disclosing Party: (a) pursuant to Applicable Law, including securities laws applicable to a public company, to any Governmental Authority; or (b) in a judicial, administrative or arbitration proceeding to enforce such Party’s rights under this Agreement; provided, that, the Receiving Party (i) provides the Disclosing Party with as much advance written notice as possible of the required disclosure, (ii) reasonably cooperates with the Disclosing Party in any attempt to prevent, limit or seek confidential treatment for the disclosure, and (iii) discloses only the minimum amount of Confidential Information necessary for compliance.

8.4           Confidential Terms.  Each Party acknowledges and agrees that the terms and conditions of this Agreement shall be considered Confidential Information of each Party and shall be treated accordingly.  Notwithstanding the foregoing, each Party acknowledges and agrees that the other may be required to disclose some or all of the information included in this Agreement in order to comply with its obligations under securities laws, and hereby consents to such disclosure to the extent deemed advisable or appropriate by its respective counsel (but only after consulting with the other to the extent practicable).  The Parties may also disclose the existence of this Agreement and terms thereof to their directors, investors, officers, employees, attorneys, accountants and other advisers on a need to know basis provided such Persons are under obligations of confidentiality substantially similar to this Section 8.

8.5           Equitable Remedies.  Each Party specifically recognizes that any breach by it of this Section 8 may cause irreparable injury to the other Party and that actual damages may be difficult to ascertain, and in any event, may be inadequate.  Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each Party agrees that in the event of any such breach, the other Party shall be entitled to seek injunctive relief and such other legal and equitable remedies as may be available.

8.6           Return.  Upon the expiration or termination of this Agreement, or at any time at Disclosing Party’s request: (a) Receiving Party shall promptly return to Disclosing Party or destroy all materials (in written, electronic or other form) containing or constituting Proprietary Information of Disclosing Party, including any copies and extracts thereof; and (b) Receiving Party shall not use such Confidential Information in any way for any purpose.

8.7           Evidence copy.  As an exception to the above Section 8.6, the Receiving Party will be able to make an electronic or paper copy of the materials returned to the Disclosing Party and deposit it with its lawyer as evidence of the return and future verifications.

9.           Indemnification

9.1               Indemnification by Bellco.  Bellco shall, at its cost and expense, indemnify on demand, defend, and forever hold harmless Nephros and its Affiliates from and against any Claim arising out of or resulting from: (a) any breach by Bellco or any of its Agents or Affiliates of any obligation, representation, or warranty of Bellco under this Agreement; (b) any negligence, error, or omission by Bellco or any of its Agents of Affiliates with respect to its or their obligations under or by reason of this Agreement; (c) any violation of Applicable Law that materially adversely impacts  Nephros; (d) any fine, penalty, litigation cost, or other assessment of any kind, including, without limitation, those levied by any Governmental Authority; or (e) infringement by the Product resulting from the Improvements of a patent or trademark of any Person, except to the extent that any such Claim shall be within the indemnification obligations of Nephros under Section 9.2.

9.2               Indemnification by Nephros.  Nephros shall, at its cost and expense, indemnify on demand, defend, and forever hold harmless Bellco and its Affiliates from and against any Claim arising out of or resulting from: (a) any breach by Nephros or any of its Agents of any obligation, representation, or warranty of Nephros under this Agreement; (b) any negligence, error, or omission by Nephros or any of its Agents with respect to its or their obligations under this Agreement; or (c) any violation of Applicable Law that materially adversely impacts Bellco, except to the extent that any such Claim shall be within the indemnification obligations of Bellco under Section 9.1.

9.3             Procedure for Indemnification.

9.3.1          Notice.  In the case of a Claim made by Third Party (a “Third Party Claim”) as to which a Party (the “Indemnitor”) may be obligated to provide indemnification pursuant to this Agreement, such Party seeking indemnification hereunder (“Indemnitee”) will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and to the extent known, the amount of the Third Party Claim) reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually materially prejudiced as a result of such failure.

9.3.2          Defense of Claim.  If a Third Party Claim is made against an Indemnitee, the Indemnitor will be entitled, within thirty (30) days after receipt of written notice from the Indemnitee of the commencement or assertion of any such Third Party Claim, to assume the defense thereof by providing written notice to Indemnitee of its intention to assume the defense of such Third Party Claims within said thirty (30) day period (at the expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee for so long as the Indemnitor is conducting a good faith and diligent defense.  Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that if under applicable standards of professional conduct a conflict of interest exists between the Indemnitor and the Indemnitee in respect of such claim, such Indemnitee shall have the right to employ separate counsel to represent such Indemnitee with respect to the matters as to which a conflict of  interest exists and in that event the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitor; provided, further, that the Indemnitor shall only be responsible for the reasonable fees and expenses of one separate counsel for such Indemnitee.  If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor.  If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitor will promptly supply to the Indemnitee copies of all correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee informed of developments relating to or in connection with such Third Party Claim, as may be reasonably requested by the Indemnitee (including, without limitation, providing to the Indemnitee on reasonable request updates and summaries as to the status thereof).  If the Indemnitor chooses to defend a Third Party Claim, all Indemnitees shall reasonably cooperate with the Indemnitor in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor).  If the Indemnitor does not elect to assume control by written acknowledgement of the defense of any Third Party Claim within the thirty day period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after three (3) business days’ notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment.

9.3.3          Settlement of Claims.  If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee will agree to a reasonable settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend that by its terms obligates the Indemnitor to pay the full amount of Liabilities (whether through settlement or otherwise) in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee completely from all Liabilities in connection with such Third Party Claim; provided, however, that, without the Indemnitee’s prior written consent, the Indemnitor shall not consent to any settlement, compromise or discharge (including, without limitation, the consent to entry of any judgment), and the Indemnitee may refuse to agree to any such settlement, compromise or discharge, that provides for injunctive or other nonmonetary relief affecting the Indemnitee.  If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee for a Third Party Claim, the Indemnitee shall not (unless required by Law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

9.4               Assumption of Defense.  Notwithstanding anything to the contrary contained herein, an Indemnitee shall be entitled to assume the defense of any Third Party Claim with respect to the Indemnitee upon written notice to the Indemnitor pursuant to this Section 9.4, in which case, the Indemnitor shall be relieved of liability under Section 9.1 or 9.2, as applicable, solely for such Third Party Claim.

9.5               Direct Claims.  Any Claim which does not involve a Third Party Claim (a “Direct Claim”) shall be asserted by reasonably prompt written notice (stating in reasonable detail, the basis of such claim and a reasonable estimate of the amount thereof) given by the Indemnitee to the Indemnitor.  For a period of sixty (60) days from and after the receipt of the written notice the Parties shall attempt in good faith to resolve such Direct Claim.  If the parties are unable to resolve such Direct Claim, the party seeking recourse may thereafter institute proceedings under Section 12.13 to enforce said Direct Claim.

10.          Limitation of Liability.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT. THE FOREGOING SENTENCE SHALL NOT APPLY IN CASES OF FRAUD OR BREACHES OF THIS AGREEMENT MADE INTENTIONALLY IN BAD FAITH OR IN RECKLESS DISREGARD FOR THE PROVISIONS OF THIS AGREEMENT AND SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FOR THIRD PARTY CLAIMS UNDER SECTION 9.

11.          Term and Termination

11.1           This Agreement shall commence on the Effective Date and shall continue in effect through December 31, 2016 (the “Term”), or until terminated by either Party in accordance with this Agreement.

11.2           Either Party shall have the right to terminate this Agreement at any time for a material breach of this Agreement by the other Party, provided that the non-breaching Party shall have first given thirty (30) days prior written notice to the breaching Party describing such material breach and stating the non-breaching Party’s intention to terminate this Agreement if such material breach remains uncured, and the breaching Party thereafter fails to cure such material breach within thirty (30) days thereafter.

11.3           This Agreement may be terminated by Nephros immediately, upon written notice: (a) upon a Bellco’s failure to cure a monetary default under this Agreement within thirty (30) days after written notice thereof is provided to Bellco; (b) in the event any Permit of Bellco expires, is not approved, is not issued, or is terminated, revoked, withdrawn or deactivated; and (c) in respect of any calendar year commencing January 1, 2015, if aggregate royalties payable to Nephros under Section 4.2 fall below €270,000.

11.4           In the event this Agreement is terminated on or before December 31, 2014 by Bellco under Section 11.2 for a failure of Nephros to comply with Section 7.3 which causes the Licensed Patents to lapse, Nephros will reimburse to Bellco the amount of the installments paid by Bellco under Section 4.1 as of the effective date of termination.

11.5           If either Party becomes insolvent, makes an assignment for the benefit of its creditors, is placed in the hands of a receiver or liquidates its business, and such action is not cured within thirty (30) days, then, in any such case, the other Party shall have the immediate right, in its sole discretion, to terminate this Agreement by giving written notice to that Party.

11.6           No termination hereunder shall constitute a waiver of any rights or causes of action that either Party may have for any acts or omissions or breach hereunder by the other Party prior to the termination date.

11.7           The following provisions shall survive the expiration or termination of this Agreement: Section 1, Section 3.4, Section 4, Section 7.1, Section 8, Section 9, Section 10, this Section 11.7 and Section 12.

12.          Miscellaneous

12.1           Compliance with Laws.  At all times during the Term, each Party shall comply with all Applicable Law in effect in the Authorized Territory that is applicable to the Products or the conduct of business under this Agreement.

12.2           Independent Contractor.  Neither Nephros nor Bellco, together in each case with their respective employees or representatives, are under any circumstances to be considered as employees, partners, joint venturers, agents or representatives of the other by virtue of this Agreement, and neither shall have the authority or power to bind the other or contract in the other’s name.

12.3           Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, or by facsimile transmission (with receipt confirmed by automatic transmission report), as follows:

If to Nephros:	Nephros, Inc.
41 Grand Ave
River Edge, NJ 07661
Attn: Mr. Paul Mieyal
Facsimile: +1.201.343.5207

If to Bellco:	Bellco S.r.l.
Via Camurana 1
41037 – Mirandola (MO)
Attn: Ing. Stefano Rimondi
Facsimile: +39.0535.29204

Either Party may by notice given in accordance with this Section 12.3 to the other Party designate another address or person for receipt of notices hereunder.

12.4           Binding Effect; No Assignment; No Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Neither Nephros nor Bellco may assign any of its rights or delegate any of its liabilities or obligations hereunder without the prior written consent of the other whether in connection with a Change in Control or otherwise.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than Bellco and Nephros and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for Affiliates entitled to indemnification pursuant to Section 9.

12.5           No Implied Waivers; Rights Cumulative.  No failure on the part of Nephros or Bellco to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

12.6           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

12.7           Force Majeure.  Neither Party shall be liable for delay in delivery or nonperformance (except for any obligation for the payment of money), in whole or in part, nor shall the other Party have the right to terminate this Agreement except as otherwise specifically provided in this Section 12.7, where delivery or performance has been affected by a condition beyond a Party’s reasonable control, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority; provided that the Party affected by such a condition shall, within ten (10) days of its occurrence, give notice to the other Party stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the nonperforming Party shall use its best efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for ninety (90) days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure event, the nonaffected Party may terminate this Agreement immediately by written notice to the other Party.

12.8           Section Headings; Construction.  The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement shall be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and shall be deemed to be following by the words “without limitation.”

12.9           Amendment; Waiver.  This Agreement may not be amended except by an instrument signed by each of the Parties hereto.  Any Party hereto may: (a) extend the time for the performance of any of the obligations or other acts of another Party hereto; or (b) waive compliance with any of the agreements of another Party or any conditions to its own obligations, in each case only to the extent such obligations, agreements, or conditions are intended for its benefit; provided, however, that any such extension or waiver shall be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party.

12.10         Rules of Construction.  The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

12.11         Publication. Nephros and Bellco agree not to issue any press relate or other public statement disclosing the existence of or relating to this Agreement or the Ancillary Agreements without the express written consent of the other Party; provided, however, that neither Party shall be prevented from complying with any duty of disclosure it may have pursuant to Applicable Law, including securities laws applicable to a public company, subject to notifying the other Party in writing and giving such other Party reasonable time to comment on the same prior to disclosure.

12.12         Expenses.  Except as expressly set forth herein, each Party hereto shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including attorneys’, accountants’ and other professional fees and expenses.

12.13         Governing Law/Disputes.  This Agreement shall be construed and governed in all respects, and the respective rights of the Parties determined, according to the prevailing European Community Regulation (Italian Law), without regard to its conflict of laws principles.  Any controversy or claim arising out of or relating to this Agreement or the applicability of this Section 12.13 that is not resolved amicably will be determined by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce. Such arbitration shall be conducted by a sole arbitrator mutually selected by written agreement of the Parties. In the event that the Parties are not able to mutually select the sole arbitrator, the arbitration shall be conducted by a panel of three (3) arbitrators, consisting of one neutral arbitrator to be selected by each of the Parties and a third neutral arbitrator to be selected jointly by the two (2) arbitrators selected by the Parties. Each arbitrator shall be an attorney actively engaged in the practice of law for at least ten (10) years and shall have experience with and knowledge of the medical device industry.  The place of the arbitration will be New York, New York.  The language of the arbitration shall be English.  Prior to commencement of hearings, each of the arbitrators appointed must provide an oath of impartiality.  Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.  The cost of any such arbitration shall be divided equally by Nephros and Bellco, with each Party bearing its own attorneys’ fees and costs. Notwithstanding anything to the contrary contained in this Agreement, either Party shall have the right to bring an action or Claim for interim measures, including specific performance or injunctive relief, in order to preserve its rights or enforce the obligations of the other Party under this Agreement, in any court of competent jurisdiction or having jurisdiction over any of the Parties or their respective assets, without the need to first resort to the dispute resolution procedures under Section 9.5 or to submit such matter to arbitration under this Section 12.13.

12.14         Entire Agreement.  This Agreement together with its Exhibits, contains the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, among the Parties thereto.

12.15         Counterparts; Facsimile Signatures.  This Agreement may be executed in multiple counterparts, all of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.  Signatures provided by facsimile transmission shall be deemed to be original signatures.

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

NEPHROS, INC.		BELLCO S.R.L.

By:	/s/ Paul Mieyal	By:	/s/ Stefano Rimondi
	Paul Mieyal, Ph.D.		Stefano Rimondi
	Acting CEO		CEO Managing Director

27-6-2011

EXHIBIT 1

AUTHORIZED TERRITORY

Exclusive:

•	Italy
•	France
•	Belgium
•	Spain
•	Canada

Non-Exclusive:

•	United Kingdom
•	Greece
•	Permitted expansion of Authorized Territory under Section 3.2.1

EXHIBIT 2

LICENSED PATENTS

European Patent Office: EP 1347821, titled: "DUAL-STAGE FILTRATION CARTRIDGE"  (The MD Patent in Europe granted on Feb 17, 2010.)

In addition, Bellco is expressly permitted to use the terms “MD”, “MD xx”, “Mid-Dilution” and variations of the same for its marketing of the Product.